UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TECTONIC FINANCIAL, INC.
(Exact name of registrant as specified in charter)

Texas	82-0764846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16200 Dallas Parkway, Suite 190 Dallas, Texas (Address of principal executive offices)	75248 (Zip code)

Securities to be registered pursuant to 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
9.00% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.     ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.     ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.     ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
333-230949

Securities to be registered pursuant to Section 12(g) of the Act:     None

Item 1.	Description of Registrant’s Securities to be Registered.

This Registration Statement on Form 8-A relates to an aggregate of up to 1,725,000 shares of 9.00% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”) of Tectonic Financial, Inc. (the “Company”), with a liquidation preference of $10.00 per share, which represents up to $17,250,000 in aggregate liquidation preference. A description of the Series B Preferred Stock is set forth under the heading “Description of Series B Preferred Stock” in the Company’s final prospectus, dated May 10, 2019, which constitutes a part of the Company’s Registration Statement on Form S-1 (File No. 333-230949) that was initially filed publicly with the Securities and Exchange Commission on April 18, 2019 and declared effective on May 10, 2019, which information is hereby incorporated herein by reference.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Signatures

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TECTONIC FINANCIAL, INC.

Date: May 10, 2019	By:	/s/ Patrick Howard
Patrick Howard
President and Chief Executive Officer